Exhibit 99.1

EXPLANATORY NOTE

The following is an excerpt of pages 24 through 60 of the final IPO prospectus filed by Greenlane Holdings, Inc. (the “Company”), pursuant to Rule 424(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 22, 2019. The Company is filing the excerpt below for the sole purpose of incorporating it by reference in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our Class A common stock in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our Class A common stock could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our Class A common stock.

Risks Related to Our Business and Industry

We have experienced rapid growth, both domestically and internationally, and expect continued future growth, including growth from additional acquisitions. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately. Furthermore, our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture, and our business may be harmed.

We have recently experienced a period of rapid growth in our business, operations, and employee headcount. Our net sales increased to $178.9 million in the year ended December 31, 2018 from $66.7 million in the year ended December 31, 2016, representing a 168.3% increase. We shipped over 16.0 million product units to our B2B customers in the year ended December 31, 2018 compared to over 2.0 million product units to our B2B customers in fiscal year 2016, representing a growth rate of approximately 687.3%. We grew our employee head count from 89 employees as of January 1, 2016 to 256 employees as of December 31, 2018.

We intend to continue to grow our business through the expansion of our product offerings, product shipments, our commercial, administrative and marketing operations and overall employee headcount. Our success will depend, in part, on our ability to manage this growth, both domestically and internationally. Any growth in, or expansion of, our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We will also need to hire, train, supervise, and manage new employees. These processes are time consuming and expensive and will increase management responsibilities and divert management attention. We cannot assure that we will be able to:

●	expand our product offerings effectively or efficiently or in a timely manner, if at all;

●	allocate our human resources optimally;

●	meet our capital needs;

●	identify and hire qualified employees or retain valued employees;

●	effectively incorporate the components of any business or product line that we may acquire in our effort to achieve growth; or

●	continue to grow our business rapidly.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially adversely affect our operating results and financial condition. In addition, we believe that an important contributor to our success has been and will continue to be our corporate culture, which we believe fosters innovation, teamwork and a passion for our products and customers. As a result of our rapid growth, we may find it difficult to build and maintain our strong corporate culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain current and recruit new personnel, continue to perform at current levels or execute on our business strategy.

The market for vaporizer products and related items is a niche market, subject to a great deal of uncertainty and is still evolving.

Vaporizer products comprise a significant portion of our product portfolio. Many of these products have only recently been introduced to the market and are at an early stage of development. These products represent core components of a niche market that is evolving rapidly, is characterized by a number of market participants and is subject to regulatory oversight and a potentially fluctuating regulatory framework. Rapid growth in the use of, and interest in, vaporizer products are recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty, including, but not limited to, changes in governmental regulation, developments in product technology, perceived safety and efficacy of our products, perceived advantages of competing products and sale and use of materials that can be vaporized, including in the expanding legal national and state cannabis markets. Therefore, we are subject to many of the business risks associated with a new enterprise in a niche market. Continued technical evolution, market uncertainty, evolving regulation and the resulting risk of failure of our new and existing product offerings in this market could have a material adverse effect on our ability to build and maintain market share and on our business, results of operations and financial condition. Further, there can be no assurance that we will be able to continue to effectively compete in this marketplace.

We depend on third-party suppliers for our products and may experience unexpected supply shortages.

We depend on third-party suppliers for our vaporization products and consumption accessories product offerings. Our customers associate certain characteristics of our products, including the weight, feel, draw, flavor, packaging and other unique attributes, to the brands we market, distribute and sell. In the future, we may have difficulty obtaining the products we need from our suppliers as a result of unexpected demand or production difficulties that might extend lead times. Also, products may not be available to us in quantities sufficient to meet our customer demand. Any interruption in supply and/or consistency of these products may adversely impact our ability to deliver products to our customers, may harm our relationships and reputation with our customers, and may have a material adverse effect on our business, results of operations and financial condition.

A significant percentage of our revenue is dependent on sales of products from a relatively small number of key suppliers, and a decline in sales of products from these suppliers could materially harm our business.

A significant percentage of our revenue is dependent on sales of products, primarily vaporizers and related components, that we purchase from a small number of key suppliers, including PAX Labs and JUUL Labs. For example, products manufactured by PAX Labs represented approximately 15.6% and 29.4% of our net sales in the years ended December 31, 2018 and 2017, respectively, and products manufactured by JUUL Labs represented approximately 36.5% and 11.4% of our net sales in the years ended December 31, 2018 and 2017, respectively. A decline in sales of any of our key suppliers’ products, whether due to decreases in supply of, or demand for, their products, termination of our agreements with them, regulatory actions or otherwise, could have a material adverse impact on our sales and earnings and adversely affect our business.

The FDA has recently expressed growing concern about the popularity among youth of the products of JUUL Labs and other manufactures of flavored ENDS products, and regulatory actions may impact our ability to sell these products in the United States or online.

On April 24, 2018, the FDA issued a letter to JUUL Labs requesting documents relating to marketing practices and research on marketing, effects of product design, public health impact, and adverse experiences and complaints related to JUUL products. All information for this request was to be received by the FDA no later than June 19, 2018. FDA Commissioner Scott Gottlieb, M.D. issued an FDA statement on April 24, 2018 announcing that the FDA has been conducting a large-scale, undercover nationwide action to crack down on the sale of e-cigarettes, specifically JUUL products, to minors at both brick-and-mortar and online retailers. The FDA indicated that this action had already revealed numerous violations of the law, and that as a result of these and other identified instances of the sale of JUUL products to minors, the FDA was issuing warning letters and civil penalties and fines. The FDA also advised that it had contacted retailers such as 7-Eleven, Circle K, AM/PM Arco, Walgreens and other national or regional stores regarding concerns about the sale of these products to minors and to online retailers, such as eBay, regarding concerns over listings of JUUL products on its website.

In the largest coordinated enforcement effort in the FDA’s history, the agency subsequently issued more than 1,300 warning letters and civil fines to retailers who illegally sold JUUL and other e-cigarettes to minors during a nationwide, undercover blitz of brick-and-mortar and online stores. It has been widely reported that in October 2018, the FDA seized more than a thousand pages of documents from JUUL Labs related to its sales and marketing practices. The FDA also stated that it could remove their products from the market if JUUL Labs and its manufacturers fail to halt sales to minors. It also raised the possibility of civil or criminal charges if companies, such as JUUL Labs or its distributors and re-sellers, are allowing bulk sales through websites and other online purchases.

On November 15, 2018, the FDA issued a statement in which it announced that it is pursuing actions aimed at addressing the trend of increased use of combustible cigarette use among middle and high school students and released, together with the Centers for Disease Control and Prevention, a national youth tobacco survey, a study that shows a significant increase in the use by teenage children of e-cigarettes and other ENDS, such as the vaporizers sold by JUUL, as alternatives to cigarettes. In such statement, the FDA announced that it is directing the FDA’s Center for Tobacco Products to revisit its compliance policy as it relates to ENDS products that are flavored, including all flavors other than tobacco, mint and menthol, and to implement changes that would protect teenagers by mandating that all flavored ENDS products (other than tobacco, mint and menthol) be sold only in age-restricted, in-person locations and, if sold on-line, only under heightened practices for age verification. In addition, it was announced that the FDA will pursue the removal from the market of those ENDS products that are marketed to children or are appealing to the youth market, including any products that use popular children’s cartoon or animated characters, or are names of products that are names of products favored by children, such as brands of candy or soda. The FDA also announced its intention to advance a notice of proposed rulemaking that would seek to ban menthol in combustible tobacco products, including cigarettes and cigars.

On November 14, 2018, JUUL Labs announced that, in furtherance of its common goal with the FDA to prevent youth from initiating the use of nicotine, and in anticipation of the above FDA announcement, JUUL Labs plans to eliminate some of its social media accounts, including its U.S. social media accounts on Facebook and Instagram, and it has halted most retail sales of its flavored products in the United States as part of a plan to restrict the access of its products to youth. As part of its plan, JUUL Labs indicated it will temporarily stop selling most of its flavored JUUL pods in all retail stores in the United States, including convenience stores and vape shops, and will restrict sales to adults 21 and over on its secure website. JUUL Labs also indicated that it will start accepting orders for its flavored products only from retail stores and establishments that can legally sell flavors and can implement JUUL Lab’s new restricted distribution system, which initially will designate flavored JUUL products as age restricted, require an electronic scan of a customer’s government-issued identification card or license verifying the purchaser’s age to be 21 or more for restricted JUUL products regardless of local laws and limit the quantity of items that can be purchased at one time to prevent bulk purchases.

We expect that our sales will be adversely impacted by the U.S. restriction of sales of flavored JUUL products, at least in the near term. Flavored products manufactured by JUUL Labs represented approximately 16.2% and 4.8% of our net sales for the years ended December 31, 2018 and 2017, respectively.

On March 13, 2019, the FDA issued a statement (i) proposing to end its current compliance policy as it relates to flavored ENDS products (other than tobacco-, mint-, and menthol-flavored), and (ii) stating its expectation that manufacturers of all flavored ENDS products (other than tobacco-, mint-, and menthol-flavored) that remain in the market will submit their premarket applications to the FDA demonstrating that such products meet the public health standard by August 8, 2021, which is one year earlier than previously required. Under this proposed policy, the FDA stated its intentions to withdraw its prior statement of intent not to enforce the premarket review requirements until August 2022, and to continue deferring enforcement while the ENDS product applications were pending review. The FDA also stated that it will prioritize its enforcement efforts to prevent the access and appeal of the flavored ENDS products to youth. Any regulatory action by the FDA that affects the sale or distribution of ENDS products may have a material adverse effect on our business, results of operations and financial condition.

We may be unable to identify or contract with new suppliers in the event of a disruption to our supply.

In the event of a disruption to our supply of products, we would have to identify new suppliers that can meet our needs. Only a limited number of suppliers may have the ability to produce certain products we sell at the volumes we need, and it could be costly or time-consuming to locate and approve such alternative sources. Moreover, it may be difficult or costly to find suppliers to produce small volumes of products in the event we are looking only to supplement our current supply as suppliers may impose minimum order requirements. In addition, we may be unable to negotiate pricing or other terms with our existing or new suppliers as favorable as those we currently enjoy. We cannot guarantee that a failure to adequately replace or supplement our existing suppliers would not have a material adverse effect on our business, results of operations and financial condition.

Demand for the products we distribute could decrease if the suppliers of these products were to sell a substantial amount of goods directly to consumers in the sectors we serve.

Retailers and consumers of vaporization products and consumption accessories have historically purchased certain amounts of these products directly from suppliers. If our customers were to increase their purchases of products directly from suppliers, or if suppliers seek to increase their efforts to sell such products directly to consumers, we could experience a significant decrease in our business, results of operations and financial condition. These, or other developments that remove us from, or limit our role in, the distribution chain, may harm our competitive position in the marketplace and reduce our sales and earnings and adversely affect our business.

We are vulnerable to third party transportation risks.

We depend on fast and efficient shipping services to distribute our products. Any prolonged disruption of these services may have a material adverse effect on our business, financial condition and results of operations. Rising costs associated with transportation services used by us to receive or deliver our products, including tariffs, may also have a material adverse effect on our business, financial condition and results of operations.

We do not have long-term agreements or guaranteed price or delivery arrangements with most of our suppliers. The loss of a significant supplier would require us to rely more heavily on our other existing suppliers or to develop relationships with new suppliers. Such a loss may have an adverse effect on our product offerings and our business.

While we have exclusive long-term distribution agreements with certain of our suppliers, consistent with industry practice, we do not have guaranteed price or delivery arrangements with most of our suppliers. We generally make our purchases through purchase orders. As a result, we have experienced and may in the future experience inventory shortages or price increases on certain products. Furthermore, our industry occasionally experiences significant product supply shortages, and we sometimes experience customer order backlogs due to the inability of certain suppliers to make available to us certain products as needed. We cannot assure you that suppliers will maintain an adequate inventory of products to fulfill our orders on a timely basis, or at all, or that we will be able to obtain particular products on favorable terms, or at all. Additionally, we cannot assure you that product lines currently offered by suppliers will continue to be available to us. A decline in the supply or continued availability of the products of our suppliers, or a significant increase in the price of those products, could reduce our sales and negatively affect our operating results.

In addition, some of our suppliers have the ability to terminate their relationships with us at any time, or to decide to sell, or increase their sales of, their products through other resellers or channels. Although we believe there are numerous suppliers with the capacity to supply the products we distribute, the loss of one or more of our major suppliers could have an adverse effect on our product offerings and our business. Such a loss would require us to rely more heavily on our other existing suppliers, develop relationships with new suppliers or undertake our own manufacturing, which may cause us to pay higher prices for products due to, among other things, a loss of volume discount benefits currently obtained from our major suppliers. Any termination, interruption or adverse modification of our relationship with a key supplier or a significant number of other suppliers would likely adversely affect our operating income, cash flow and future prospects.

Our payments system and the payment systems of our customers depend on third-party providers and are subject to evolving laws and regulations.

We and our retail customers have engaged third-party service providers to perform underlying credit and debit card processing, currency exchange, identity verification and fraud analysis services. If these service providers do not perform adequately or if our relationships, or the relationships of our retail customers with these service providers were to terminate, our ability or the ability of such retail customers to process payments could be adversely affected and our business would be harmed.

The laws and regulations related to payments are complex and are potentially impacted by tensions between federal and state treatment of the vaporization, tobacco, nicotine and cannabis industries. These laws and regulations also vary across different jurisdictions in the United States, Canada and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering our customers the ability to pay with credit cards, debit cards and bank transfers. As we expand the availability of these payment methods or offer new payment methods to our customers in the future, we may become subject to additional regulations and compliance requirements.

Further, through our agreement with our third-party credit card processors, we are indirectly subject to payment card association operating rules and certification requirements, including restrictions on product mix and the Payment Card Industry Data Security Standard, 02 PCIDSS. We also are subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply.

Due to our acceptance of credit cards in our e-commerce business, we are subject to the Payment Card Industry Data Security Standard, designed to protect the information of credit card users. We have had a security incident in the past, which we do not believe reached the level of a breach, that would be reportable under state laws or our other obligations; however there can be no assurance that our determination was correct. In the event our determination is challenged and found to have been incorrect, we may be subject to claims by one or more state attorneys general, federal regulators, or private plaintiffs and we may additionally be subject to claims or fines from credit associations.

We are subject to certain U.S. federal regulations relating to cash reporting.

The U.S. Bank Secrecy Act, enforced by the Financial Crimes Enforcement Network (“FinCEN”), a division of the U.S. Department of the Treasury, requires a party in trade or business to file with the U.S. Internal Revenue Service (the “IRS”) a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we receive very few cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition.

If we fail to maintain proper inventory levels, our business could be harmed.

We purchase key products from suppliers prior to the time we receive purchase orders from customers. We do this to minimize purchasing costs, the time necessary to fill customer orders, and the risk of non-delivery. However, we may be unable to sell the products we have purchased in advance. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have a material adverse effect on our business, results of operations and financial condition. Conversely, if we underestimate demand for our products or if we fail to acquire the products that we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, reduce revenue, negatively impact customer relationships and diminish brand loyalty, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Certain of our suppliers provide us with incentives and other assistance that reduce our operating costs, and any decline in these incentives and other assistance could materially harm our operating results.

Certain of our suppliers, including PAX Labs, provide us with trade credit or substantial incentives in the form of discounts, credits and cooperative advertising, among other benefits. We have agreements with many of our suppliers under which they provide us, or they have otherwise consistently provided us, with market price discounts to subsidize portions of our advertising, marketing and distribution costs based upon the amount of coverage we give to their respective products in our catalogs or other advertising and marketing mediums. Any termination or interruption of our relationships with one or more of these suppliers, or modification of the terms or discontinuance of our agreements or arrangements with these suppliers, could adversely affect our operating income and cash flow. For example, the incentives we receive from a particular supplier may be impacted by a number of events outside of our control, including acquisitions, divestitures, management changes or economic pressures affecting such supplier, any of which could materially affect or eliminate the incentives we receive from such supplier.

Our success is dependent in part upon our ability to distribute popular products from new suppliers, as well as the ability of our existing suppliers to develop and market products that meet changes in market demand or regulatory requirements.

Many of the products we sell are generally subject to rapid changes in marketplace demand or regulatory requirements. Our success is dependent, in part, upon the ability of our suppliers to develop and market products that meet these changes. Our success is also dependent on our ability to develop relationships with and sell products from new suppliers that address these changes in market demand or regulatory requirements. To the extent products that address recent changes are not available to us, or are not available to us in sufficient quantities or on acceptable terms, we could encounter increased competition, which would likely adversely affect our business, results of operations and financial condition.

We may not be able to maintain existing supplier relationships or exclusive distributor status with our suppliers, which may affect our ability to offer a broad selection of products at competitive prices and negatively impact our results of operations.

We purchase products for resale both directly from manufacturers and, on occasion, from other sources, all of whom we consider our suppliers. We also maintain certain exclusive relationships with several of our suppliers, which provide us with exclusive rights to distribute their products in certain geographic areas or sales channels, preferred pricing, training, support, preferred access and other significant benefits. In some cases, suppliers require us to meet certain minimum standards in order to retain these qualifications and our exclusive distributor status. If we do not maintain our existing relationships or exclusive distributor status, or if we fail to build new relationships with suppliers on acceptable terms, including our exclusive distribution rights, favorable pricing, manufacturer incentives or reseller qualifications, we may not be able to offer a broad selection of products or continue to offer products from these suppliers at competitive prices, or at all. From time to time, suppliers may be acquired by other companies, terminate our right to sell some or all of their products, modify or terminate our exclusive distributor or qualification status, change the applicable terms and conditions of sale or reduce or discontinue the incentives or supplier consideration that they offer us. Any termination or reduction of our exclusive distributor status with any of our major suppliers, or our failure to build new supplier relationships, could have a negative impact on our operating results. Further, some products may be subject to allocation by the supplier, which could limit the number of units of those products that are available to us and may adversely affect our operating results.

We do not have long-term contracts with most of our customers. The agreements that we do have generally do not commit our customers to any minimum purchase volume. The loss of a significant customer may have a material adverse effect on us.

Our customers generally place orders on an as-needed basis. Consistent with industry practice, we do not have long-term contracts with most of our customers, other than certain retail chains in Canada. In addition, our agreements generally do not commit our customers to any minimum purchase volume. Accordingly, we are exposed to risks from potential adverse financial conditions in the vaporization products and consumption accessories industry, a potentially shifting legal landscape, the general economy, a competitive landscape, a changing technological landscape or changing customer needs or any other change that may affect the demand for our products. We cannot assure you that our customers will continue to place orders with us in similar volumes, on the same terms, or at all. Our customers may terminate their relationships with us or reduce their purchasing volume at any time. Our ten largest customers, in the aggregate, represented approximately 13.0% and 10.9% of our net sales for the years ended December 31, 2018 and 2017, respectively. The loss of a significant number of customers, or a substantial decrease in a significant customer’s orders, may have an adverse effect on our revenue.

Changes in our customer, product or competition mix could cause our product margin to fluctuate.

From time to time, we may experience changes in our customer mix, our product mix or our competition mix. Changes in our customer mix may result from geographic expansion or contractions, legislative or enforcement priority changes affecting the products we distribute, selling activities within current geographic markets and targeted selling activities to new customer sectors. Changes in our product mix may result from marketing activities to existing customers, the needs communicated to us from existing and prospective customers and from legislative changes. Changes in our competition mix may result from well-financed competitors entering into our business segment. If customer demand for lower-margin products increases and demand for higher-margin products decreases, our business, results of operations and financial condition may suffer.

Because a majority of our revenues are derived from sales to consumers indirectly through third-party retailers who operate traditional brick-and-mortar locations, the shift of sales to more online retail business could harm our market share and our revenues in certain sectors.

Our current B2B model includes selling our products through third-party retailers. These third-party retailers operate physical brick-and-mortar locations to sell our product to consumers. The current shift in purchasing demographics due to the changing preferences of consumers who are moving from in-store purchases of goods to online purchases creates the additional risks of our current revenue streams being impacted negatively and an overall decrease of market share.

Further, laws in some jurisdictions in which we operate could make collection of receivables difficult, time consuming or expensive. We generally do not require collateral in support of our trade receivables. While we maintain reserves for expected credit losses, we cannot assure these reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our historical performance. Significant write-offs may affect our business, results of operations and financial condition. As we begin selling our products indirectly through large retailers, customer credit risks will expand.

Our ability to distribute certain licensed brands and to use or license certain trademarks may be terminated or not renewed.

We are reliant upon brand recognition in the markets in which we compete, as the industry is characterized by a high degree of brand loyalty and a reluctance of consumers to switch to substitute or unrecognizable brands. Some of the brands we distribute and the trademarks under which products are sold are licensed for a fixed period of time with regard to specified markets.

In the event that the licenses to use the brand names and trademarks for the products we distribute are terminated or are not renewed after the end of the term, there is no guarantee we or our suppliers will be able to find suitable replacement brands or trademarks, or that if a replacement is found, that it will be on favorable terms. Any loss in brand-name appeal to our existing customers as a result of the lapse or termination of our licenses or the licenses of our suppliers could have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in maintaining the consumer brand recognition and loyalty of our products.

We compete in a market that relies on innovation and the ability to react to evolving consumer preferences. The vaporization products and consumption accessories industry, as well as the nicotine industries, are subject to changing consumer trends, demands and preferences. Therefore, products once favored may, over time, become disfavored by consumers or no longer perceived as the best option. Consumers in the vaporizer market have demonstrated a degree of brand loyalty, but suppliers must continue to adapt their products in order to maintain their status among customers as the market evolves. Our continued success depends in part on our ability and our supplier’s ability to continue to differentiate the brand names we represent, own or license and maintain similarly high levels of recognition with target consumers. Trends within the vaporization products and consumption accessories industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced demand for our products. Factors that may affect consumer perception of our products include health trends and attention to health concerns associated with tobacco, nicotine, herbs, cannabis or other materials used with vaporizers, price-sensitivity in the presence of competitors’ products or substitute products and trends in favor of new vaporization products or technology consumption accessories products that are currently being researched and produced by participants in our industry. For example, in recent years, we have witnessed a shift in consumer purchases from vaporizers designed for dry herbs to those utilizing cartridges containing liquids or wax type concentrates. A failure to react to similar trends in the future could enable our competitors to grow or establish their brands’ market share in these categories before we have a chance to respond.

Regulations may be amended or enacted in the future that would make it more difficult to appeal to consumers or to leverage the brands that we distribute, own or license. Furthermore, even if we are able to continue to distinguish our products, there can be no assurance that the sales, marketing and distribution efforts of our competitors will not be successful in persuading consumers of our products to switch to their products. Some of our competitors have greater access to resources than we do, which better positions them to conduct market research in relation to branding strategies or costly marketing campaigns. Any loss of consumer brand loyalty to our products or in our ability to effectively brand our products in a recognizable way will have a material effect on our ability to continue to sell our products and maintain our market share, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to establish sustainable relationships with large retailers or national chains.

We expect to increase sales volume by establishing relationships with large retailers and national chains, particularly in Canada. In connection therewith, we may have to pay slotting fees based on the number of stores in which our products will be carried. We may not be able to develop these relationships or continue to maintain relationships with large retailers or national chains. Our inability to develop and sustain relationships with large retailers and national chains may impede our ability to develop brand and product recognition and increase sales volume and, ultimately, require us to continue to rely on local and more fragmented sales channels, which may have a material adverse effect on our business, results of operations and financial condition. In addition, if we are unable to develop or maintain relationships with large retailers and national chains and such large retailers or national chains take market share from the smaller local and more fragmented sales channels, our business, results of operations and financial condition will be adversely impacted.

New products face intense media attention and public pressure.

Many of our vaporizers and other products, including our recently-introduced line of premium products containing hemp-derived CBD, are new to the marketplace. Since their introduction, certain members of the media, politicians, government regulators and advocacy groups, including independent doctors, have called for stringent regulation of the sale of certain of such products and in some cases, an outright ban of such products pending increased regulatory review and a further demonstration of safety. A ban of this type would likely have the effect of terminating our sales and marketing efforts of certain products in jurisdictions in which we may currently market or have plans to market such products. Such a ban would also likely cause public confusion as to which products are the subject of bans, which confusion could also have a material adverse effect on our business, results of operations and financial condition.

Our success depends, in part, on the quality and safety of our products, as well as the perception of quality and safety in the vaporization products and consumption accessories industry generally.

Our success depends, in part, on the quality and safety of the products we sell, including manufacturing issues and unforeseen product misuse. Even a single incident of product defect or misuse, whether relating to products sold by us or just to our industry generally, could result in significant harm to our reputation. If any of our products are found to be, or are perceived to be, defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationship with our customers could suffer, our reputation or the appeal of our brands could be diminished, and we could lose market share and or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

Damage to our reputation, or that of any of our key suppliers or their brands, could affect our business performance.

The success of our business depends in part upon the positive image that consumers have of the third-party brands we distribute. Incidents, publicity or events arising accidentally or through deliberate third-party action that harm the integrity or consumer support of our products could affect the demand for our products. Unfavorable media, whether accurate or not, related to our industry, to us, to our customers, or to the products we sell could negatively affect our corporate reputation, stock price, ability to attract high-quality talent, or the performance of our business. Negative publicity or commentary on social media outlets also could cause consumers to react rapidly by avoiding our products and brands or by choosing brands offered by our competitors, which could have a material adverse effect on our business, results of operations and financial condition.

We are subject to substantial and increasing regulation regarding the tobacco industry.

The tobacco industry, of which some of our vaporizer products are deemed to be a part, has been under public scrutiny for many years. Industry critics include special interest groups, the U.S. Surgeon General and many legislators and regulators at the state, federal and provincial levels. A wide variety of federal, state or provincial and local laws limit the advertising, sale and use of tobacco and these laws have proliferated in recent years. Together with changing public attitudes towards tobacco and nicotine consumption, the constant expansion of regulations has been a major cause of the overall decline in the consumption of tobacco products since the early 1970s. These regulations relate to, among other things, the importation of tobacco products and shipping throughout the North American market, increases in the minimum age to purchase tobacco products, imposition of taxes, sampling and advertising bans or restrictions, flavor bans or restrictions, ingredient and constituent disclosure requirements and media campaigns and restrictions on where tobacco can be consumed. Additional restrictions may be legislatively imposed or agreed to in the future. These limitations may make it difficult for us to maintain the sales levels of our regulated vaporizer products.

Moreover, the current trend is toward increasing regulation of the tobacco industry, which is likely to differ between the various U.S. states and Canadian provinces in which we currently conduct business. Extensive and inconsistent regulation by multiple states or provinces and at different governmental levels could prove to be particularly disruptive to our business as well, as we may be unable to accommodate such regulations in a cost-effective manner that will allow us to continue to compete in an economically-viable way. Tobacco regulations are often introduced without the tobacco industry’s input and have been a significant reason behind reduced sales volumes and increased illicit trade in the tobacco industry. Such regulations also may impact our sales volumes to the extent they apply to the vaporizer products we sell.

On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (the “Tobacco Control Act”) authorized the FDA to regulate the tobacco industry and amended the Federal Cigarette Labeling and Advertising Act, which governs how cigarettes can be advertised and marketed. In addition to the FDA, we are subject to regulation by numerous other federal agencies, including the Federal Trade Commission, the Alcohol and Tobacco Tax and Trade Bureau, the Federal Communications Commission, the U.S. Environmental Protection Agency, the U.S. Department of Agriculture, U.S. Customs and Border Protection and the U.S. Center for Disease Control and Prevention’s Office on Smoking and Health. There have also been adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, which have received widespread public attention. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco or nicotine products by governmental bodies, nor can there be any assurance that potential corresponding declines in demand resulting from negative media attention would not have a material adverse effect on our business, results of operations and financial condition.

There is uncertainty related to the regulation of vaporization products and certain other consumption accessories. Increased regulatory compliance burdens could have a material adverse impact on our business development efforts and our operations.

United States

There is uncertainty regarding whether, in what circumstances, how and when the FDA will seek to enforce regulations under the Tobacco Control Act relative to vaporizer hardware and accessories that can be used to vaporize cannabis and other material, including electronic cigarettes, rolling papers and glassware, in light of the potential for dual use with tobacco.

The Tobacco Control Act, enacted in 2009, established, by statute, that the FDA has oversight over specific types of tobacco products (cigarettes, cigarette tobacco, roll-your-own (“RYO”) tobacco, and smokeless tobacco) and granted the FDA the authority to “deem” other types of tobacco products as subject to the statutory requirements. In addition to establishing authority, defining key terminology, and setting adulteration and misbranding standards, the Tobacco Control Act established authority over tobacco products in a number of areas such as: submission of health information to the FDA; registration with the FDA; requirements prior to marketing products; good manufacturing practice requirements; tobacco product standards; notification, recall, corrections, and removals; records and reports; marketing considerations and restrictions; post-market surveillance and studies; labeling and warnings; and recordkeeping and tracking.

In December 2010, the U.S. Court of Appeals for the D.C. Circuit held that the FDA is permitted to regulate vaporizer devices containing tobacco-derived nicotine as “tobacco products” under the Tobacco Control Act.

In a final rule effective August 8, 2016, the FDA “deemed” all products that meet the Tobacco Control Act’s definition of “tobacco product,” including components and parts but excluding accessories of the newly deemed products, to be subjected to the tobacco control requirements of the Food, Drug, and Cosmetic Act and the FDA’s implementing regulations. This includes among other things: products such as electronic cigarettes, electronic cigars, electronic hookahs, vape pens, vaporizers and e-liquids and their components or parts (such as tanks, coils and batteries) (“ENDS”).

The FDA’s interpretation of components and parts of a tobacco product includes any assembly of materials intended or reasonably expected to be used with or for the human consumption of a tobacco product.

In a 2017 decision of the D.C. Circuit court, the court upheld the FDA’s authority to regulate ENDS even though they do not actually contain tobacco, and even if the products could be used with nicotine-free e-liquids.

The Tobacco Control Act and implementing regulations restrict the way tobacco product manufacturers, retailers, and distributors can advertise and promote tobacco products, including a prohibition against free samples or the use of vending machines, requirements for presentation of warning information, and age verification of purchasers.

Newly-deemed tobacco products are also subject to the other requirements of the Tobacco Control Act, such as that they not be adulterated or misbranded. The FDA has been directed under the Tobacco Control Act to establish specific good manufacturing practice (“GMP”) regulations for tobacco products, and could do so in the future, which could have a material adverse impact on the ability of some of our suppliers to manufacture, and the cost to manufacture, certain of our products. Even in the absence of specific GMP regulations, a facility’s failure to maintain sanitary conditions or to prevent contamination of products could result in the FDA deeming the products produced there adulterated.

In light of the laws noted above, we anticipate that authorizations will be necessary in order for us to continue our distribution of certain vaporizer hardware and accessories that can be used to vaporize cannabis and other material. Tobacco Control Act compliance dates vary depending upon type of application submitted, but all newly-deemed products that were marketed before August 8, 2016 will require an application no later than August 8, 2021, for “combustible” products (e.g. cigar and pipe) and August 8, 2022, for “non-combustible” products (e.g. vapor products) with the exception of “grandfathered” products (products in commerce as of February 15, 2007) that are already authorized, unless the FDA grants extensions to these compliance periods. Since there were virtually no e-liquid, e-cigarettes or other vaping products on the market as of February 15, 2007, there is no way to utilize the less onerous substantial equivalence or substantial equivalence exemption pathways that traditional tobacco corporations can utilize. Products entering the market after August 8, 2016 are not covered by the FDA compliance policy described above, and will be subject to enforcement if marketed without authorization.

We expect our suppliers to timely file for the appropriate authorizations to allow us to sell their products in the United States. We have no assurances that the outcome of such processes will result in these products receiving marketing authorizations from the FDA. If the FDA establishes regulatory processes that our suppliers are unable or unwilling to comply with, our business, results of operations, financial condition and prospects could be adversely affected.

The anticipated costs to our suppliers of complying with future FDA regulations will be dependent on the rules issued by the FDA, the timing and clarity of any new rules or guidance documents accompanying these rules, the reliability and simplicity (or complexity) of the electronic systems utilized by the FDA for information and reports to be submitted, and the details required by the FDA for such information and reports with respect to each regulated product (which have yet to be issued by the FDA). Any failure to comply with existing or new FDA regulatory requirements could result in significant financial penalties to us or our suppliers, which could ultimately have a material adverse effect on our business, results of operations, financial condition and ability to market and sell our products. Compliance and related costs could be substantial and could significantly increase the costs of operating in the vaporization products and certain other consumption accessories markets.

In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in litigation, criminal convictions or significant financial penalties and could impair our ability to market and sell some of our vaporizer products. At present, we are not able to predict whether the Tobacco Control Act will impact our business to a greater degree than competitors in the industry, thus affecting our competitive position.

It has not been conclusively determined whether the Prevent All Cigarette Trafficking Act or the Federal Cigarette Labeling and Advertising Act currently apply to vaporization products and certain other consumption accessories. At the state level, over 25 states have implemented statewide regulations that prohibit vaping in public places. Some cities have also implemented more restrictive measures than their state counterparts, such as San Francisco, which in June 2018, approved a new ban on the sale of flavored tobacco products, including vaping liquids and menthol cigarettes. There may, in the future, also be increased regulation of additives in smokeless products and internet sales of vaporization products and certain other consumption accessories. The application of either or both of these federal laws, and of any new laws or regulations which may be adopted in the future at a state, provincial or local level, to vaporization products, consumption accessories or such additives could result in additional expenses and require us to change our advertising and labeling, and methods of marketing and distribution of our products, any of which could have a material adverse effect on our business, results of operations and financial condition.

Canada

On May 23, 2018, the Tobacco and Vaping Products Act (“TVPA”) became effective, and now governs the manufacture, sale, labeling and promotion of vaping products sold in Canada. The TVPA replaced the former Tobacco Act (Canada) and establishes a legislative framework that applies to vaping products, whether or not they contain nicotine. While the TVPA prescribes high-level requirements in relation to vaping products, the Government of Canada has yet to implement regulations that will ultimately address the standards, testing methods, reporting requirements, packaging and labeling requirements, and other obligations with which vaping products will be required to comply. Accordingly, absent any such regulations, there is a lack of visibility as to the specific compliance regime that will apply to vaping products in the future. As such, there can be no assurance that we will initially be in total compliance, remain competitive, or financially able to meet future requirements administered pursuant to the TVPA.

Prior to the TVPA becoming effective, Health Canada had taken the position that electronic smoking products (i.e., electronic products for the vaporization and administration of inhaled doses of nicotine, including electronic cigarettes, cigars, cigarillos and pipes, as well as cartridges of nicotine solutions and related products) fell within the scope of the Food and Drugs Act (Canada) (“Food and Drugs Act”).

It is not presently clear what implications the enactment of the TVPA will have for Health Canada’s role in authorizing vaping products, or on the degree to which it will remain subject to the provisions of Food and Drugs Act. Currently, vaping products with therapeutic or health-related claims are subject to the Food and Drugs Act and related regulations. Until regulations are published and enacted pursuant to the TVPA, a significant degree of uncertainty will remain with respect to compliance landscape for vaping products.

Some of the products we sell contain nicotine, which is considered to be a highly-addictive substance, or other chemicals that some jurisdictions have determined to cause cancer and birth defects or other reproductive harm.

Some of our products, like the JUUL nicotine vaporizers, contain nicotine, a chemical that is considered to be highly addictive. The Tobacco Control Act empowers the FDA to regulate the amount of nicotine found in tobacco products, but not to require the reduction of nicotine yields of a tobacco product to zero. In addition, the State of California has determined that some chemicals found in certain vaporizers cause cancer and birth defects or other reproductive harm. Federal, state or provincial regulations, whether of nicotine levels or other product attributes, may require us to reformulate, recall and/or discontinue certain of the products we may sell from time to time, which may have a material adverse effect on our ability to market our products and have a material adverse effect on our business, results of operations and financial condition.

Significant increases in state and local regulation of our vaporizer products have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.

There has been increasing activity on the state, provincial and local levels with respect to scrutiny of vaporizer products. State and local governmental bodies across the United States have indicated that vaporization products and certain other consumption accessories may become subject to new laws and regulations at the state and local levels. For example, in January 2015, the California Department of Health declared electronic cigarettes and certain other vaporizer products a health threat that should be strictly regulated like tobacco products. Further, some states and cities, including the State of Iowa, have enacted regulations that require retailers to obtain a tobacco retail license in order to sell electronic cigarettes and vaporizer products. Many states, provinces and some cities have passed laws restricting the sale of electronic cigarettes and certain other vaporizer products. If one or more states or provinces from which we generate or anticipate generating significant sales of vaporizer products bring actions to prevent us from selling our vaporizer products unless we obtain certain licenses, approvals or permits, and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us, then we may be required to cease sales and distribution of our products to those states, which could have a material adverse effect on our business, results of operations and financial condition.

Certain states, provinces and cities have already restricted the use of electronic cigarettes and vaporizer products in smoke-free venues. Additional city, state, provincial or federal regulators, municipalities, local governments and private industry may enact rules and regulations restricting the use of electronic cigarettes and vaporizer products in those same places where cigarettes cannot be smoked. Because of these restrictions, our customers may reduce or otherwise cease using our vaporization products or certain other consumption accessories, which could have a material adverse effect on our business, results of operations and financial condition.

Certain provinces of Canada have passed or propose to pass legislation which will restrict the extent to which e-cigarettes, e-liquid and other vaping products may be displayed or sold. These regulations and future regulations could have a material adverse effect on our business, results of operations and financial condition.

Based on regulations surrounding health-related concerns related to the use of some of our vaporizer products, especially e-cigarettes and those used for tobacco and nicotine intake, possible new or increased taxes by government entities intended to reduce use of our products or to raise revenue, additional governmental regulations concerning the marketing, labeling, packaging or sale of some of our products, negative publicity resulting from actual or threatened legal actions against us or other companies in our industry, all may reduce demand for, or increase the cost of, certain of our products, which could adversely affect our profitability and ultimate success.

Our business depends partly on continued purchases by businesses and individuals selling or using cannabis pursuant to state laws in the United States or Canadian and provincial laws.

Because some of our B2C customers use some of the items that we sell to consume cannabis and some of our B2B customers operate in the legal national and state cannabis industry, our business depends partly on federal, state, provincial and local laws, regulations, guidelines and enforcement pertaining to cannabis. In both the United States and Canada, those factors are in flux.

United States

Currently, in the United States, 33 states and the District of Columbia permit some form of whole-plant cannabis cultivation, sales, and use for certain medical purposes (“medical states”). Ten of those states and the District of Columbia have also legalized cannabis for adults for non-medical purposes (sometime referred to as recreational use). Thirteen additional states have legalized low-tetrahydrocannabinol (“THC”)/high-cannabidiol (“CBD”) extracts for select medical conditions (“CBD states”). Several CBD states are considering legalizing medical cannabis, and several medical states may extend legalization to adult use.

The states’ cannabis programs have proliferated and grown even though the cultivation, sale and possession of cannabis is considered illegal under U.S. federal law. Under the CSA, cannabis is a Schedule I drug, meaning that the Drug Enforcement Administration recognizes no accepted medical use for cannabis, and the substance is considered illegal under federal law.

In an effort to provide guidance to U.S. Attorneys’ offices regarding the enforcement priorities associated with cannabis in the United States, the U.S. Department of Justice (the “DOJ”) has issued a series of memoranda detailing its suggested enforcement approach. During the administration of former President Obama, each memorandum acknowledged the DOJ’s authority to enforce the CSA in the face of state laws, but noted that the DOJ was more committed to using its limited investigative and prosecutorial resources to address the most significant threats associated with cannabis in the most effective, consistent, and rational way.

On August 29, 2013, the DOJ issued what came to be called the “Cole Memorandum,” which gave U.S. Attorneys the discretion not to prosecute federal cannabis cases that were otherwise compliant with applicable state law that had legalized medical or adult-use cannabis and that have implemented strong regulatory systems to control the cultivation, production, and distribution of cannabis. The eight federal priorities were preventing:

●	The distribution of cannabis to minors;

●	Revenue from the sale of cannabis from going to criminal enterprises, gangs, and cartels;

●	The diversion of cannabis from states where it is legal under state law in some form to other states;

●	State-authorized cannabis activities from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	Violence and the use of firearms in the cultivation and distribution of cannabis;

●	Drugged driving and exacerbation of other adverse public health consequences associated with cannabis use;

●	Growing cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

●	Cannabis possession or use on federal property.

Accordingly, the Cole Memorandum provided lawful cannabis-related enterprises a tacit federal go-ahead in states with legal cannabis programs, provided that the state had adopted and was enforcing strict regulations and oversight of the medical or adult-use cannabis program in accordance with the specific directives of the Cole Memorandum.

On January 4, 2018, Attorney General Jeff Sessions issued a memorandum that rescinded previous DOJ guidance on the state-legal cannabis industry, including the Cole Memorandum. Attorney General Sessions wrote that the previous guidance on cannabis law enforcement was unnecessary, given the well-established principles governing federal prosecution that are already in place. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide whether to prosecute even state-legal adult-use cannabis activities.

Since the Cole Memorandum was rescinded, however, U.S. Attorneys have taken no direct legal action against state law compliant entities. In addition, Attorney General Sessions resigned and left the DOJ. As a nominee, Attorney General William Barr testified before the U.S. Senate and wrote to Congress that, as Attorney General, he would not seek to prosecute cannabis companies that relied on the Cole Memorandum and are complying with state law.

Since December 2014, companies that are strictly complying with state medical cannabis laws have been protected against enforcement for that activity by an amendment (originally called the Rohrabacher-Blumenauer Amendment, now called the Joyce Amendment) to the Omnibus Spending Bill, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level. Federal courts have interpreted the provision to bar the DOJ from prosecuting any person or entity in strict compliance with state medical cannabis laws.

While the protection of the Joyce Amendment prevents prosecutions, it does not make cannabis legal. Accordingly, if the protection expires, prosecutors could prosecute federally illegal activity that occurred within the statute of limitations even if the Rohrabacher/Joyce protection was in place when the illegal activity occurred. The protection of the Joyce Amendment depends on its continued inclusion in the federal omnibus spending bill, or in some other legislation, and entities’ strict compliance with the state medical cannabis laws. That protection has been extended into 2019 through recent budget negotiations. While industry observers expect Congress to extend the protection in future Omnibus Spending Bills, there can be no assurance that it will do so.

Although several cannabis law reform bills are pending in the U.S. Congress, passage of any of them and ultimately the President’s support and approval remain uncertain. President Trump has stated that he would support federal legislation that would defer to states that have legalized cannabis (in other words, if a state legalized cannabis, cannabis in that state would not be federally illegal after the point at which the state legalized it).

Significantly, however, the U.S. government recently changed the legal status of hemp and all of its derivatives, including hemp-based CBD. The Farm Bill, which was signed into law by President Trump on December 20, 2018 (Pub.L. 115-334), established a new framework for the regulation of hemp production (defined in the Farm Bill as Cannabis sativa L. with a THC concentration of not more than 0.3 percent on a dry weight basis) and extracts of hemp, including CBD. The law also removed hemp and extracts of hemp from the federal controlled substances schedules. The section of the Farm Bill establishing a framework for hemp production, however, makes clear explicitly that it does not affect or modify the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”), section 351 of the Public Health Service Act (addressing the regulation of biological products), the authority of the Commissioner of the FDA under those laws, or the Commissioner’s authority to regulate hemp production and sale under those laws.

Within hours of President Trump signing the Farm Bill, FDA Commissioner Scott Gottlieb issued a statement that any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., a claim of therapeutic benefit or disease prevention) must be approved by the FDA for its intended use through one of the drug approval pathways prior to it being introduced into interstate commerce. The Commissioner reiterated the FDA’s position that introducing food or dietary supplements with added CBD (or THC), regardless of source, into interstate commerce is illegal under the FDCA. Although enforcement under the FDCA may be civil or criminal in nature, the FDA has thus far limited its recent enforcement against companies selling CBD products to warning letters alleging various violations of the FDCA, including that the products bear claims that render the products unapproved and misbranded new drugs, that CBD is excluded from the FDCA’s definition of “dietary supplement,” and that the FDCA prohibits the addition of CBD to food. The FDA also tested some of the products, and found that many did not contain the levels of CBD they claimed to contain, which could be the basis for a separate violation of the FDCA. In addition, some states have taken actions to restrict or prohibit the sale of CBD products under state law. Notably, the FDA could take similar action on products with THC if the federal government ever similarly legalized cannabis.

Until the U.S. Government changes the law with respect to cannabis, and particularly if Congress does not extend the protection of state medical cannabis programs, there is a risk that federal authorities could enforce current federal cannabis law. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our revenues, profits, financial condition, and business model.

Canada

On December 13, 2016, the Task Force on Cannabis Legalization and Regulation, which was established by the Canadian Federal Government to seek input on the design of a new system to legalize, strictly regulate and restrict access to cannabis, published its report outlining its recommendations. On April 13, 2017, the Government of Canada introduced Bill C-45, which proposed the enactment of the Cannabis Act to legalize and regulate access to cannabis. The Cannabis Act proposed a strict legal framework for controlling the production, distribution, sale and possession of medical and recreational adult-use cannabis in Canada. On June 21, 2018, the Government of Canada announced that Bill C-45, received Royal Assent. On July 11, 2018, the Government of Canada published the Cannabis Regulations under the Cannabis Act. The Cannabis Regulations provide more detail on the medical and recreational regulatory regimes for cannabis, including regarding licensing, security clearances and physical security requirements, product practices, outdoor growing, security, packaging and labelling, cannabis-containing drugs, document retention requirements, reporting and disclosure requirements, the new access to cannabis for medical purposes regime and industrial hemp. The majority of the Cannabis Act and the Cannabis Regulations came into force on October 17, 2018.

While the Cannabis Act provides for the regulation by the federal government of, among other things, the commercial cultivation and processing of cannabis for recreational purposes, it provides the provinces and territories of Canada with the authority to regulate with respect to the other aspects of recreational cannabis, such as distribution, sale, minimum age requirements, places where cannabis can be consumed, and a range of other matters.

The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In most provinces and territories, the minimum age is 19 years old, except for Québec and Alberta, where the minimum age is 18. Certain provinces, such as Ontario, have legislation in place that restricts the packaging of vapor products and the manner in which vapor products are displayed or promoted in stores.

The Cannabis Act is a new regime that has no close precedent in Canadian law. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, applicable regulatory approvals which may be required may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on our business, financial condition and results of operations.

The federal and state regulatory landscape regarding products containing CBD is uncertain and evolving, and new or changing laws or regulations relating to hemp and hemp-derived products could have a material adverse effect on our business, financial condition and results of operations.

We recently commenced distribution of premium products containing hemp-derived CBD. Although the Farm Bill removed hemp and its derivatives from the definition of “marijuana” under the CSA, uncertainties remain regarding the cultivation, sourcing, production and distribution of hemp and products containing hemp derivatives. Each state and the federal government has to develop and have approved its plans for overseeing hemp within its borders. The federal regulations implementing the Farm Bill must also be developed. While we believe our current operations comply with existing federal and state laws relating to hemp and hemp-derived products, we will have to quickly adapt our operations to comply with forthcoming and rapidly-shifting federal and state regulations. These regulations could require significant changes to our business, plans or operations concerning hemp-derived products, and could adversely affect our business, financial condition or results of operations.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the FDCA. The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. While we believe our existing and planned CBD product offerings comply with applicable laws, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

We are subject to legislative uncertainty that could slow or halt the legalization and use of cannabis, which could negatively affect our business.

Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level, as well as the U.S. government’s continued non-enforcement of federal cannabis laws against state-law-compliant cannabis businesses. Any number of factors could slow or halt progress in this area. Further, progress, while generally expected, is not assured. Some industry observers believe that well-funded interests, including businesses in the alcohol beverage and the pharmaceutical industries, may have a strong economic opposition to the continued legalization of cannabis. The pharmaceutical industry, for example, is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads legalization opponents could make in halting the impending cannabis industry could have a detrimental impact on our business. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of those factors could slow or halt the continued legalization and use of cannabis, which would negatively impact our business.

While we believe that our business and sales do not violate the Federal Paraphernalia Law, legal proceedings alleging violations of such law or changes in such law or interpretations thereof could adversely affect our business, financial condition or results of operations.

Under U.S. Code Title 21 Section 863 (the “Federal Paraphernalia Law”), the term “drug paraphernalia” means “any equipment, product or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance.” That law exempts “(1) any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items” and “(2) any item that, in the normal lawful course of business, is imported, exported, transported, or sold through the mail or by any other means, and traditionally intended for use with tobacco products, including any pipe, paper, or accessory.” Any non-exempt drug paraphernalia offered or sold by any person in violation of the Federal Paraphernalia Law can be subject to seizure and forfeiture upon the conviction of such person for such violation, and a convicted person can be subject to fines under the Federal Paraphernalia Law and even imprisonment.

We believe our sales do not violate the Federal Paraphernalia Law in any material respect. First, we understand that substantially all of the products we offer and sell were and are not primarily intended or designed for any purpose not permitted by the Federal Paraphernalia Law. Indeed, most of the manufacturers whose products we sell disclaim that the products are for use with cannabis. Second, we restrict the sale of certain products — those that may have been primarily intended or designed for use with cannabis, are not normally and lawfully used with or as tobacco or nicotine products, but seem to have grown in popularity by consumers of cannabis sold in the state regulated industry — to comply with the Federal Paraphernalia Law’s exemption for sales authorized by state law. In particular, we (a) do not sell those products at all into the six states that have maintained complete or near complete cannabis prohibition and (b) limit the sale of those products to licensed dispensaries and entities, such as licensed cultivators or manufacturers, and sell only to licensed dispensaries in the 11 states that authorize sales of cannabis paraphernalia only through state-licensed dispensaries. Third, we have been in business for many years without facing even threatened legal action under the Federal Paraphernalia Law.

While we believe that our business and sales are legally compliant with the Federal Paraphernalia Law in all material respects, any legal action commenced against us under such law could result in substantial costs and could have an adverse impact on our business, financial condition or results of operations. In addition, changes in cannabis laws or interpretations of such laws are difficult to predict, and could significantly affect our business.

Officials of the U.S. Customs and Border Protection agency (“CBP”) have broad discretion regarding products imported into the United States, and the CBP has on occasion seized imported products on the basis that such products violate the Federal Paraphernalia Law. While we believe the products that we import do not violate such law, any such seizure of the products we sell could have a material adverse effect on our business operations or our results of operations.

Officials of the CBP have broad discretion regarding products imported into the United States. Individual shipments of certain imported products of the type we distribute have been detained or seized by the CBP for a variety of reasons, including because the CBP officials inspecting the goods believed such goods were marketed as drug paraphernalia and therefore violated the Federal Paraphernalia Law. Although suppliers or distributors of such products have successfully contested such actions of the CBP, such challenges are costly and time consuming. While we would disagree with any conclusion of the CBP that our product sales violate the Federal Paraphernalia Law, we cannot give any assurance that the CBP will not take similar seizure actions with respect to our goods, or that if the CBP seizes any of our goods that the CBP would not seek to impose penalties related to such imports. Should we elect to contest any such seizure, the costs of doing so could be substantial and there are no assurances we would prevail in a contested proceeding, and the cost and/or results of any such contest could adversely impact our business, financial condition or results of operations. Additionally, if the CBP fails to release seized products, we may no longer be able to ensure a saleable supply of some of our products, which could have a material adverse impact on our business, financial condition and results of operations.

Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends will adversely affect our business operations.

We are dependent on public support, continued market acceptance and the proliferation of consumers in the legal cannabis markets. While we believe that the market and opportunity in the space continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.

We and our customers may have difficulty accessing the service of banks, which may make it difficult for us and for them to sell our products.

Financial transactions involving proceeds generated by cannabis-related activities can form the basis for prosecution under the U.S. federal money laundering statutes, unlicensed money transmitter statutes and the U.S. Bank Secrecy Act. Guidance issued by FinCEN clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Furthermore, since the rescission by U.S. Attorney General Jeff Sessions on January 4, 2018 of the Cole Memorandum, U.S. federal prosecutors have had greater discretion when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. As a result, given these risks and their own related disclosure requirements, some banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. While we do not presently have challenges with our banking relationships, should we have an inability to maintain our current bank accounts, or the inability of our more significant customers to maintain their current banking relationships, it would be difficult for us to operate our business, may increase our operating costs, could pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.

Increases in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.

Tobacco products, premium cigarette papers and tubes have long been subject to substantial federal, state, provincial and local excise taxes. Such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives or further disincentivize smoking. Since 1986, smokeless products have been subject to federal excise tax. Smokeless products are taxed by weight (in pounds or fractional parts thereof) manufactured or imported.

Since the State Children’s Health Insurance Program (“S-CHIP”) reauthorization in early 2009, which utilizes, among other things, taxes on tobacco products to fund health insurance coverage for children, increases in the federal excise tax have been substantial and have materially reduced sales in the RYO/make your own (“MYO”) cigarette smoking products market, and also caused volume declines in other markets. Although the RYO/MYO cigarette smoking tobacco and related products market had been one of the fastest growing markets in the tobacco industry in the five years prior to 2009, the reauthorization of S-CHIP increased the federal excise tax on RYO tobacco from $1.10 to $24.78 per pound, and materially reduced the MYO cigarette smoking tobacco market in the United States. There have not been any increases announced since 2009, but we cannot guarantee that we will not be subject to further increases, nor whether any such increases will affect prices in a way that further deters consumers from purchasing certain of our products and/or affects our net revenues in a way that renders us unable to compete effectively.

In addition to federal excise taxes, every state and certain city and county governments have imposed substantial excise taxes on sales of tobacco products, and many have raised or proposed to raise excise taxes in recent years, including Arkansas, Kansas, Louisiana, Minnesota, Nevada, Ohio, Vermont, Oregon, Indiana, Kentucky and Rhode Island. Tax increases, depending on their parameters, may result in consumers switching between tobacco products or depress overall tobacco consumption, which is likely to result in declines in overall sales volumes in certain of our products.

Any future enactment of increases in federal, provincial or state excise taxes on our tobacco products or rulings that certain of our products should be categorized differently for excise tax purposes could adversely affect demand for our products and may result in consumers switching between tobacco products or a depression in overall tobacco consumption, which would have a material adverse effect on our business, results of operations and financial condition.

If our vaporizer products become subject to increased taxes it could adversely affect our business.

Supply to our customers is sensitive to increased sales taxes and economic conditions affecting their disposable income. Discretionary consumer purchases, such as of vaporization products and consumption accessories, may decline during recessionary periods or at other times when disposable income is lower and taxes may be higher.

Presently, the sale of vaporization products and certain other consumption accessories is, in certain jurisdictions, subject to federal, state, provincial and local excise taxes like the sale of conventional cigarettes or other tobacco products, all of which generally have high tax rates and have faced significant increases in the amount of taxes collected on their sales. Other jurisdictions are contemplating similar legislation and other restrictions on electronic cigarettes and certain other vaporizer products. Should federal, state, provincial and local governments and/or other taxing authorities begin or continue to impose excise taxes similar to those levied against conventional cigarettes and tobacco products on vaporization products or consumption accessories, it may have a material adverse effect on the demand for those products, as consumers may be unwilling to pay the increased costs, which in turn could have a material adverse effect on our business, results of operations and financial condition.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our B2C customers would have to pay for our product offering and adversely affect our operating results.

An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors and decrease our future sales, which could have a material adverse impact on our business, financial condition and results of operations.

We may become involved in regulatory or agency proceedings, investigations and audits.

Our business, and the business of the suppliers from which we acquire the products we sell, requires compliance with many laws and regulations. Failure to comply with these laws and regulations could subject us or such suppliers to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. We or such suppliers may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm our reputation or the reputations of the brands that we sell, require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on our business, financial condition and results of operations.

We may be subject to increasing international control and regulation.

The World Health Organization’s Framework Convention on Tobacco Control (“FCTC”) is the first international public health treaty that establishes a global agenda to reduce initiation of tobacco use and regulate tobacco in an effort to encourage tobacco cessation. Over 170 governments worldwide have ratified the FCTC, including Canada. The FCTC has led to increased efforts to reduce the supply of and demand for tobacco products and to encourage governments to further regulate the tobacco industry. The tobacco industry and others expect significant regulatory developments to take place over the next few years, driven principally by the FCTC.

If the United States becomes a signatory to the FCTC and/or national laws are enacted in the United States that reflect the major elements of the FCTC, our business, results of operations and financial condition could be materially and adversely affected. In addition, if any of our vaporization products or consumption accessories become subject to one or more of the significant regulatory initiatives proposed under the FCTC or any other international treaty, our business, results of operations and financial condition may also be materially adversely affected.

We currently distribute in select international markets and as part of our strategy, we anticipate further international expansions. Future expansions may subject us to additional or increasing international regulation, either by that country’s legal requirements or through international regulatory regimes, such as the FCTC, to which those countries may be signatories.

Some Canadian provinces have restricted sales and marketing of electronic cigarettes, and other provinces are in the process of passing similar legislation. Furthermore, some Canadian provinces have limited the use of vaporizer products and electronic cigarettes in public places. As a result, we are unable to market these products in the relevant parts of Canada. These measures, and any future measures taken to limit the marketing, sale and use of vaporization products or other consumption accessories may have a material adverse effect on our business, results of operations and financial condition.

To the extent our existing or future products become subject to international regulatory regimes that we are unable to comply with or fail to comply with, they may have a material adverse effect on our business, results of operations and financial condition.

We face intense competition and may fail to compete effectively.

The vaporization products and consumption accessories industry is characterized by brand recognition and loyalty, with product quality features, price, marketing and packaging constituting the primary methods of competition. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to introduce a new brand or to improve or maintain a brand’s market position. Our principal competitors may be significantly larger than us and aggressively seek to limit the distribution or sale of our products.

Competition in the vaporization products and consumption accessories industry is particularly intense, and the market is highly fragmented. In addition, some competitors still have the ability to access sales channels through the mail, which is no longer available to us and may place us at a competitive disadvantage.

“Big tobacco” is continuing to establish its presence in the vaporization products and consumption accessories market. There can be no assurance that our products will be able to compete successfully against these companies or any of our other competitors, some of which have far greater resources, capital, experience, market penetration, sales and distribution channels than us. In addition, if large online retailers such as Amazon establish their presence in the vaporization products and consumption accessories market, our B2C internet business may be harmed. Competitors, including “big tobacco” and large online retailers, may also have more resources than us for advertising, which could have a material adverse effect on our ability to build and maintain market share, and thus have a material adverse effect on our business, results of operations and financial condition.

Our narrow margins may magnify the impact of variations in operating costs and of adverse or unforeseen events on operating results.

We are subject to intense price competition. As a result, our gross and operating margins have historically been narrow, and we expect them to continue to be narrow. Narrow margins magnify the impact of variations in operating costs and of gross margin and of unforeseen adverse events on operating results. Future increases in costs, such as the cost of merchandise, wage levels, shipping rates, import duties and fuel costs, may negatively impact our margins and profitability. We are not always able to raise the sales price to offset cost increases or to effect increased operating efficiencies in response to increasing costs. If we are unable to maintain our margins in the future, it could have a material adverse effect on our business, results of operations and financial condition. If we become subject to increased price competition in the future, we cannot assure you that we will not lose market share, that we will not be forced to reduce our prices and further reduce our margins, or that we will be able to compete effectively.

Additionally, promotional activities can significantly increase net sales in the periods in which it is initiated and net sales can be adversely impacted in the periods after a promotion. Accordingly, based upon the timing of our marketing and promotional initiatives, we have and may continue to experience significant variability in our month-to-month results, which could affect our ability to formulate strategies that allow us to maintain our market presence across volatile months. If our monthly sales fluctuations obscure our ability to track important trends in our key markets, it may have a material adverse effect on our business, results of operations and financial condition.

We experience variability in our net sales and net income on a quarterly basis as a result of many factors.

We experience variability in our net sales and net income on a quarterly basis as a result of many factors. These factors include:

●	the relative mix of vaporization products and consumption accessories sold during the period;

●	the general economic environment and competitive conditions, such as pricing;

●	the timing of procurement cycles by our customers;

●	seasonality in customer spending and demand for products we provide;

●	variability in supplier programs;

●	the introduction of new and upgraded products;

●	changes in prices from our suppliers;

●	trade show attendance;

●	promotions;

●	the loss or consolidation of significant suppliers or customers;

●	our ability to control costs;

●	the timing of our capital expenditures;

●	the condition of our industry in general;

●	any inability on our part to obtain adequate quantities of products;

●	delays in the release by suppliers of new products and inventory adjustments;

●	delays in the release of imported products by customs authorities;

●	our expenditures on new business ventures and acquisitions;

●	performance of acquired businesses;

●	adverse weather conditions that affect supply or customer response;

●	distribution or shipping to our customers; and

●	geopolitical events.

Our planned operating expenditures each quarter are based on sales forecasts for the quarter. If our sales do not meet expectations in any given quarter, our operating results for the quarter may be materially adversely affected. Our narrow margins may magnify the impact of these factors on our operating results. We believe that period-to-period comparisons of our operating results are not necessarily a good indication of our future performance. In addition, our results in any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. In future quarters, our operating results may be below the expectations of public market analysts or investors and, as a result, the market price of our Class A common stock could be materially adversely affected.

Product defects could increase our expenses, damage our reputation or expose us to liability.

We may not be able to adequately address product defects. Product defects in vaporizers and other accessories may harm the health or safety of our end-consumers. In addition, remedial efforts could be particularly time-consuming and expensive if product defects are only found after we have sold the defective product in volume. Any actual or perceived defects in our products could result in unsold inventory, product recalls, repairs or replacements, damage to our reputation, increased customer service costs and other expenses, as well as divert management attention and expose us to liabilities. Furthermore, a product liability claim brought against us by our customers or end-consumers could be time-consuming and costly to defend and, if successful, could require us to make significant payments.

Contamination of, or damage to, our products could adversely impact sales volume, market share and profitability.

Our market position may be affected through the contamination of our products, as well as the material used during the manufacturing processes of the products we sell, or at different points in the entire supply chain. We keep significant amounts of inventory of our products in warehouses and it is possible that this inventory could become contaminated prior to arrival at our premises or during the storage period. If contamination of our inventory or packaged products occurs, whether as a result of a failure in quality control by us or by one of our suppliers, we may incur significant costs in replacing the inventory and recalling products. We may be unable to meet customer demand and may lose customers who purchase alternative brands or products. In addition, consumers may lose confidence in the affected product.

Under the terms of our contracts, we generally impose requirements on our suppliers to maintain quality and comply with product specifications and requirements, and with all federal, state and local laws. Our suppliers, however, may not continue to produce products that are consistent with our standards or that are in compliance with applicable laws, and we cannot guarantee that we will be able to identify instances in which our suppliers fail to comply with our standards or applicable laws. A loss of sales volume from a contamination event may occur, and such a loss may affect our ability to supply our current customers and to recapture their business in the event they are forced to switch products or brands, even if on a temporary basis. We may also be subject to legal action as a result of a contamination, which could result in negative publicity and affect our sales. During this time, our competitors may benefit from an increased market share that could be difficult and costly to regain. Such a contamination event could have a material adverse effect on our business, results of operations and financial condition.

We may not have adequate insurance for potential liabilities, including liabilities arising from litigation.

In the ordinary course of business, we have and in the future may become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, the products we distribute, our employees and other matters, including potential claims by individuals alleging exposure to hazardous materials as a result of the products we distribute. Some of these claims may relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of the businesses. The products we distribute may contain lithium ion or similar type batteries that can explode or release hazardous substances. In addition, defects in the products we distribute could result in death, personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages.

We maintain insurance to cover certain of our potential losses, and we are subject to various self-retentions, deductibles and caps under our insurance. We face the following risks with respect to our insurance coverage:

●	we may not be able to continue to obtain insurance on commercially reasonable terms;

●	we may incur losses from interruption of our business that exceed our insurance coverage;

●	we may be faced with types of liabilities that will not be covered by our insurance;

●	our insurance carriers may not be able to meet their obligations under the policies; or

●	the dollar amount of any liabilities may exceed our policy limits.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on us. Finally, even in cases where we maintain insurance coverage, our insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Due to our position in the supply chain of vaporization products and consumption accessories, we are subject to personal injury, product liability and environmental claims involving allegedly defective products.

Our customers use certain products we distribute in potentially hazardous applications that can result in personal injury, product liability and environmental claims. A catastrophic occurrence at a location at which consumers use the products we distribute may result in our company being named as a defendant in lawsuits asserting potentially large claims, even though we did not manufacture such products or even if such products were not used in the manner recommended by the manufacturer. Applicable law may render us liable for damages without regard to negligence or fault. Certain of these risks are reduced by the fact that we are a distributor of products that third-party manufacturers produce, and, thus, in certain circumstances, we may have third-party warranty or other claims against the manufacturer of products alleged to have been defective. However, there is no assurance that these claims could fully protect us or that the manufacturer would be financially able to provide protection. There is no assurance that our insurance coverage will be adequate to cover the underlying claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims).

We may become subject to significant product liability litigation.

The tobacco industry has experienced and continues to experience significant product liability litigation. As a result of their relative novelty, electronic cigarette, vaporizer product and other consumption product manufacturers, suppliers, distributors and sellers have only recently become subject to litigation. While we have not been a party to any product liability litigation, several lawsuits have been brought against other manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. We may be subject to similar claims in the future relating to our vaporizer products. We may also be named as a defendant in product liability litigation against one of our suppliers by association, including in class action lawsuits. In addition, we may see increasing litigation over our vaporizer products or the regulation of our products as the regulatory regimes surrounding these products develop. In February 2015, for example, the Center for Environmental Health, a public interest group in California, filed an action against vaporizer marketers alleging a violation of California’s Proposition 65 (“Prop 65”). Prop 65 requires the State of California to identify chemicals that could cause cancer, birth defects, or reproductive harm, and businesses selling products in California are then required to warn consumers of any possible exposure to the chemicals on the list. The basis for the action brought by the Center for Environmental Health is the reproductive harm associated with nicotine. Although we are not aware of an instance in which we have sold nicotine-containing electronic cigarette products that did not carry the appropriate Prop 65 warning, the Center for Environmental Health has asserted in its complaint that even electronic cigarette products that do not contain nicotine, but could potentially be used with nicotine-containing products (such as open-system vaporizers or blank cartridges), should also carry a Prop 65 warning. As a result of other similar suits that may be filed in the future, we may face substantial costs due to increased product liability litigation relating to new regulations or other potential defects associated with our vaporizer and other consumption products, including litigation arising out of faulty devices or improper usage, which could have a material adverse effect on our business, results of operations and financial condition.

There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.

The scientific community has not yet extensively studied the long-term health effects of the use of vaporizers, electronic cigarettes or e-liquids products.

Vaporizers, electronic cigarettes and related products were recently developed and therefore the scientific community has not had a sufficient period of time to study the long-term health effects of their use. Currently, there is no way of knowing whether these products are safe for their intended use. If the scientific community were to determine conclusively that use of any or all of these products poses long-term health risks, market demand for these products and their use could materially decline. Such a determination could also lead to litigation and significant regulation. Loss of demand for our product, product liability claims and increased regulation stemming from unfavorable scientific studies on these products could have a material adverse effect on our business, results of operations and financial condition.

Reliance on information technology means a significant disruption could affect our communications and operations.

We increasingly rely on information technology systems for our internal communications, controls, reporting and relations with customers, vendors and suppliers, and information technology is becoming a significantly important tool for our sales staff. Our marketing and distribution strategy is dependent upon our ability to closely monitor consumer and market trends on a highly-specified level, for which we are reliant on our sophisticated data tracking systems, which are susceptible to disruption or failure. In addition, our reliance on information technology exposes us to cyber-security risks, which could have a material adverse effect on our ability to compete. Security and privacy breaches may expose us to liability and cause us to lose customers, or may disrupt our relationships and ongoing transactions with other entities with whom we contract throughout our supply chain. The failure of our information systems to function as intended, or the penetration by outside parties intent on disrupting business processes, could result in significant costs, loss of revenue, assets or personal or other sensitive data and reputational harm.

Internet security poses a risk to our e-commerce sales.

At present we generate a portion of our sales through e-commerce sales on our own websites and fulfillment activities through third-party websites. We manage our websites and e-commerce platform internally and, as a result, any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, results of operations and financial condition. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Security and privacy breaches may expose us to liability and cause us to lose customers.

Federal, provincial and state laws require us to safeguard our customers’ financial information, including credit information. Although we have established security procedures to protect against identity theft and the theft of financial information of our customers, distributors or consumers, our security and testing measures may not prevent security breaches and breaches of privacy may occur, which would harm our business. Typically, we rely on encryption and authentication technology licensed from third parties to enhance transmission security of confidential information in relation to financial and other sensitive information that we have on file. Advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us to protect customer data. Any compromise of our security could harm our reputation or financial condition and therefore, our business. In addition, a party who is able to circumvent our security measures or exploit inadequacies in our security measures, could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers and other entities with which we interact to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against us. To the extent the measures we have taken prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our reputation.

If the methodologies of Internet search engines are modified, traffic to our websites and corresponding consumer origination volumes could decline.

We depend in part on various Internet search engines, including Google®, Bing®, and Yahoo!®, to direct a significant amount of traffic to our websites. Our ability to maintain the number of visitors directed to our websites by search engines through which we distribute our content is not entirely within our control. Our competitors’ search engine optimization (“SEO”) efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our consumer growth or in ways that make it harder for our customers to access or use our websites, or if our competitors’ SEO efforts are more successful than ours, our consumer engagement and number of consumers could decline. Any reduction in the number of consumers directed to our websites could negatively affect our ability to earn revenue. If traffic on our websites declines, we may need to employ more costly resources to replace lost traffic, and such increased expense could adversely affect our business, results of operations and financial condition.

We are a holding company and depend upon our subsidiaries for our cash flow.

We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our tangible assets. Consequently, our cash flow and our ability to meet our obligations or to make other distributions in the future will depend upon the cash flow of our subsidiaries and our subsidiaries’ payment of funds to us in the form of distributions, dividends, tax sharing payments or otherwise.

The ability of our subsidiaries to make any payments to us will depend on their earnings and cash flow, the terms of their current and future indebtedness, tax considerations and legal and contractual restrictions on their ability to make distributions.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt that the subsidiary issued.

Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity.

Changes in our credit profile may affect the way our suppliers view our ability to make payments and may induce them to shorten the payment terms of their invoices. Given the large dollar amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers and, consequently, may have a material adverse effect on us.

Our intellectual property may be infringed.

We currently rely on trademark and other intellectual property rights to establish and protect the brand names and logos we own or license on the products we distribute. Third parties have in the past infringed, and may in the future infringe, on these trademarks and our other intellectual property rights. Our ability to maintain and further build brand recognition is dependent on the continued use of these trademarks, service marks and other proprietary intellectual property, including the names and logos we own or license. Despite our attempts to ensure these intellectual property rights are protected, third parties may take actions that could materially and adversely affect our rights or the value of this intellectual property. Any litigation concerning our intellectual property rights or the intellectual property rights of our suppliers, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Expenses related to protecting our intellectual property rights or the intellectual property rights of our suppliers, the loss or compromise of any of these rights or the loss of revenues as a result of infringement could have a material adverse effect on our business, results of operations and financial condition, and may prevent the brands we own or license, or are owned or licensed by our suppliers, from growing or maintaining market share. There can be no assurance that any trademarks or common marks that we own or license, or are owned or licensed by our suppliers, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide us or our suppliers competitive advantages. We are dependent on the validity, integrity and intellectual property of our suppliers and their efforts to appropriately register, maintain and enforce intellectual property in all jurisdictions in which their products are sold.

We devote significant resources to the registration and protection of our trademarks and to anti-counterfeiting efforts. Despite these efforts, we regularly discover products that infringe on our proprietary rights or that otherwise seek to mimic or leverage our intellectual property or the intellectual property of our suppliers. Counterfeiting and other infringing activities typically increase as brand recognition increases, especially in markets outside the United States and Canada. Counterfeiting and other infringement of our intellectual property could divert away sales, and association of our brands with inferior counterfeit reproductions or third party labels could adversely affect the integrity and reputation of our brands.

Although we currently hold a number of patents on our products, we generally rely on patents on the products of our suppliers as well as their efforts in successfully defending third-party challenges to such products. Our ability to maintain and enforce our patent rights, and the ability of our suppliers, licensors, collaborators and manufacturers to maintain and enforce their patent rights, against third-party challenges to their validity, scope or enforceability plays an important role in determining our future. There can be no assurances that we will ever successfully file or receive any patents in the future, and changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the intellectual property rights of the products we distribute, license or own. Accordingly, we cannot predict with any certainty the range of claims that may be allowed or enforced concerning the products that we sell.

In addition, there can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and other advisors will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that our efforts to protect our intellectual property will prevent others from unlawfully using our trademarks, trade secrets, copyrights and other intellectual property. Our success depends in part, on our continued ability to maintain our intellectual property and those of our suppliers, and to protect our trade secrets. An inability to continue to preserve and protect our intellectual property would likely have a material adverse effect on our business, results of operations and financial condition.

We are subject to the risks of exchange rate fluctuations.

Currency movements and suppliers’ price increases relating to currency exchange rates are significant factors affecting our cost of sales. Many of our products are purchased from suppliers located in foreign countries and we make payments for our products in numerous currencies. Thus, we bear certain foreign exchange rate risk for certain of our inventory purchases. In addition, we recently expanded our footprint in Canada, and as part of our strategy, we may undertake further international expansion. As a result, in the future, we may be more sensitive to the risks of exchange rate fluctuations, which may have a material adverse effect on our business, results of operations and financial condition.

Adverse U.S., Canadian and global economic conditions could negatively impact our business, prospects, results of operations, financial condition or cash flows.

Our business and operations are sensitive to global economic conditions. These conditions include interest rates, energy costs, inflation, international trade relationships, recession, fluctuations in debt and equity capital markets and the general condition of the U.S., Canadian and world economy. A material decline in the economic conditions affecting consumers, which cause a reduction in disposable income for the average consumer, may change consumption patterns, and may result in a reduction in spending on vaporization products and consumption accessories or a switch to cheaper products or products obtained through illicit channels. Vaporizer, electronic cigarette and e-liquid products are relatively new to market and may be regarded by consumers as a novelty item and expendable. As such, demand for our vaporizer products may be particularly sensitive to economic conditions such as inflation, recession, high energy costs, unemployment, changes in interest rates and money supply, changes in the political environment and other factors beyond our control, any combination of which could result in a material adverse effect on our business, results of operations and financial condition.

We are required to comply with laws and regulations in other countries and are exposed to business risks associated with our international operations.

For the years ended December 31, 2018 and 2017, we derived 10.4% and 9.4%, respectively, of our net sales from outside the United States, primarily in Canada. We intend to increase our Canadian and other international sales, both as to the dollar amount and as a percentage of our net sales and operations in the future. As a result, we are subject to numerous evolving and complex laws and regulations which apply, among other things, to financial reporting standards, corporate governance, data privacy, tax, trade regulations, export controls, competitive practices, labor, health and safety laws, and regulations in each jurisdiction in which we operate. We are also required to obtain permits and other authorizations or licenses from governmental authorities for certain of our operations and we or our suppliers’ must protect our intellectual property worldwide. In the jurisdictions in which we operate, we need to comply with various standards and practices of different regulatory, tax, judicial and administrative bodies.

There are a number of risks associated with international business operations, including political instability (e.g., the threat of war, terrorist attacks or civil unrest), inconsistent regulations across jurisdictions, unanticipated changes in the regulatory environment, and import and export restrictions. Any of these events may affect our employees, reputation, business or financial results as well as our ability to meet our objectives, including the following international business risks:

●	negative economic developments in economies around the world and the instability of governments, or the downgrades in the debt ratings of certain major economies;

●	social and political instability;

●	complex regulations governing certain of our products;

●	potential terrorist attacks;

●	adverse changes in governmental policies, especially those affecting trade, tariffs and investment;

●	foreign currency exchange, particularly with respect to the Canadian Dollar, Euro, British Pound Sterling and Australian dollar; and

●	threats that our operations or property could be subject to nationalization and expropriation.

We may not be in full compliance at all times with the laws and regulations to which we are subject. Likewise, we may not have obtained or may not be able to obtain the permits and other authorizations or licenses that we need. If we violate or fail to comply with laws, regulations, permits, labor, health and safety regulations or other authorizations or licenses, we could be fined or otherwise sanctioned by regulators. In such a case, or if any of these international business risks were to materialize, our business, results of operations and financial condition could be adversely affected.

New tariffs and the evolving trade policy dispute between the United States and China may adversely affect our business.

On August 14, 2017, President Trump instructed the U.S. Trade Representative (“USTR”) to determine under Section 301 of the U.S. Trade Act of 1974 (the “Trade Act”) whether to investigate China’s law, policies, practices or actions that may be unreasonable or discriminatory and that may be harming American intellectual property rights, innovation or technology development. On March 22, 2018, based upon the results of its investigation, the USTR published a report finding that the acts, policies and practices of the Chinese government are unreasonable or discriminatory and burden or restrict U.S. commerce.

On March 8, 2018, President Trump imposed significant tariffs on steel and aluminum imports from a number of countries, including China. Subsequently, the USTR announced an initial proposed list of 1,300 goods imported from China that could be subject to additional tariffs and initiated a dispute with the World Trade Organization against China for alleged unfair trade practices.

On June 15, 2018, the USTR announced a list of products subject to additional tariffs. The list focused on products from industrial sectors that contribute to or benefit from the “Made in China 2025” industrial policy. The list of products consists of two sets of tariff lines. The first set contains 818 tariff lines for which Customs and Border Protection began collecting the additional duties on July 6, 2018. This list includes some of the products we distribute. The second set contains 284 proposed tariff lines that remain subject to further review. On July 10, 2018, the USTR announced that, as a result of China’s retaliation and failure to change its practices, President Trump has ordered the USTR to begin the process of imposing tariffs of 10 percent on an additional $200 billion of Chinese imports, and on September 17, 2018, President Trump announced that such tariffs would go into effect on September 24, 2018 and would increase to 25 percent on January 1, 2019. However, in early December 2018, President Trump agreed to leave the tariffs at the 10 percent rate while the United States and China entered into negotiations regarding various trade-related matters.

These new tariffs and the evolving trade policy dispute between the United States and China may have a significant impact on the industries in which we participate. A “trade war” between the United States and China or other governmental action related to tariffs or international trade agreements or policies has the potential to adversely impact demand for our products, our costs, customers, suppliers and/or the United States economy or certain sectors thereof and, thus, to adversely impact our businesses and results of operations.

Our failure to comply with certain environmental, health and safety regulations could adversely affect our business.

The storage, distribution and transportation of some of the products that we sell are subject to a variety of federal, state, provincial and local environmental regulations. We are also subject to operational, health and safety laws and regulations. Our failure to comply with these laws and regulations could cause a disruption in our business, an inability to maintain our warehousing resources, additional and potentially significant remedial costs and damages, fines, sanctions or other legal consequences that could have a material adverse effect on our business, results of operations and financial condition. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations or give rise to material liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends substantially on the continued efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued efforts of our executive officers, especially our Chief Executive Officer, Aaron LoCascio, and our Chief Strategy Officer, Adam Schoenfeld, as well as our key employees.

If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we may not be able to replace them in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially adversely affected and we may incur additional expenses to recruit, train and retain personnel. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how, key professionals and staff members.

In the future, we may pursue selective acquisitions to complement our organic growth, which may not be successful and may divert financial and management resources.

If we identify appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key participants in the vaporization products and consumption accessories industry to further expand our business. If we decide to pursue a strategy of selective acquisitions, we may not be successful in identifying suitable acquisition opportunities or completing such transactions. Our competitors may be more effective in executing and closing acquisitions in competitive auctions than us. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under U.S., Canadian or other applicable law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. We also may experience difficulties integrating acquired operations, technology, and personnel into our existing business and operations. Completed acquisitions may also expose us to potential risks, including risks associated with unforeseen or hidden liabilities, impact to our corporate culture, the diversion of resources from our existing business, and the potential loss of, or harm to, relationships with our suppliers, business relationships or employees as a result of our integration of new businesses. In addition, following completion of an acquisition, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected synergies or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on our business, results of operations and financial condition.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

We may experience earthquakes, floods, typhoons, power outages, labor and trade disputes or similar events beyond our control that would affect our warehousing and distribution operations. The occurrences of such events could result in shutdowns or periods of reduced operations, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, results of operations and financial condition. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or in us being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Risks Related to Our Organizational Structure

Our principal asset after the completion of this offering will be our interest in Greenlane Holdings, LLC, and, accordingly, we will depend on distributions from Greenlane Holdings, LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Greenlane Holdings, LLC’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the completion of this offering, we will be a holding company and will have no material assets other than our ownership of Common Units of Greenlane Holdings, LLC. As such, we will have no independent means of generating revenue or cash flow. We have determined that Greenlane Holdings, LLC will be a variable interest entity, or VIE, and that we will be the primary beneficiary of Greenlane Holdings, LLC. Accordingly, pursuant to the VIE accounting model, we will consolidate Greenlane Holdings, LLC in our consolidated financial statements. In the event of a change in accounting guidance or amendments to the Greenlane Operating Agreement resulting in us no longer having a controlling interest in Greenlane Holdings, LLC, we may not be able to consolidate its results of operations with our own, which would have a material adverse effect on our results of operations. Moreover, our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of Greenlane Holdings, LLC and its subsidiaries and distributions we receive from Greenlane Holdings, LLC. There can be no assurance that Greenlane Holdings, LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions.

Greenlane Holdings, LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Greenlane Holdings, LLC. Under the terms of the Greenlane Operating Agreement, Greenlane Holdings, LLC will be obligated to make tax distributions to holders of Common Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect could be significant. See “Certain Relationships and Related Party Transactions — The Transactions — Tax Receivable Agreement.” We intend, as its manager, to cause Greenlane Holdings, LLC to make cash distributions to the owners of Common Units in an amount sufficient to (i) fund their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, Greenlane Holdings, LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Greenlane Holdings, LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Greenlane Holdings, LLC insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions — The Transactions — Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions — The Transactions — Greenlane Operating Agreement — Distributions.” In addition, if Greenlane Holdings, LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See “— Risks Related to This Offering and Ownership of Our Class A Common Stock” and “Dividend Policy.”

The Tax Receivable Agreement with the Members requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

Under the Tax Receivable Agreement we entered into with Greenlane Holdings, LLC and the Members, we are required to make cash payments to the Members equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) the increases in the tax basis of assets of Greenlane Holdings, LLC resulting from any redemptions or exchanges of Common Units from the Members as described under “Certain Relationships and Related Party Transactions — The Transactions — Greenlane Operating Agreement — Common Unit Redemption Right” and (ii) certain other tax benefits related to our making payments under the Tax Receivable Agreement. Although the actual timing and amount of any payments that we make to the Members under the Tax Receivable Agreement will vary, we expect those payments will be significant. Any payments made by us to the Members under the Tax Receivable Agreement may generally reduce the amount of overall cash flow that might have otherwise been available to us. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement. For more information, see “Certain Relationships and Related Party Transactions — The Transactions — Tax Receivable Agreement.” Payments under the Tax Receivable Agreement are not conditioned on any Member’s continued ownership of Common Units or our Class A common stock after this offering.

The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the holders of Common Units, the amount of gain recognized by such holders of Common Units, the amount and timing of the taxable income we generate in the future, and the federal tax rates then applicable.

Two of our senior executives, Aaron LoCascio and Adam Schoenfeld, have control over all stockholder decisions because collectively they control a substantial majority of the combined voting power of our common stock. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Our Chief Executive Officer, Aaron LoCascio, and our Chief Strategy Officer, Adam Schoenfeld, are senior executives and board members, and they and their affiliates will beneficially own 100% of our Class C common stock and thereby collectively control approximately 83.5% of the combined voting power of our common stock (or 82.4% if the underwriters exercise their option to purchase additional shares in full from the selling stockholders) after the completion of this offering and the application of the net proceeds from this offering.

As a result, Messrs. LoCascio and Schoenfeld will have the ability to substantially control us, including the ability to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our amended and restated certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of us and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of minority stockholders. This concentration of voting power with Messrs. LoCascio and Schoenfeld may have a negative impact on the price of our Class A common stock.

As our Chief Executive Officer, Mr. LoCascio has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors. As members of our board of directors, Messrs. LoCascio and Schoenfeld owe fiduciary duties to our company, including those of care and loyalty, and must act in good faith and with a view to the interests of the corporation. However, Delaware law provides that a director or officer shall not be personally liable to a corporation for a breach of fiduciary duty except for an act or omission constituting a breach and which involves intentional misconduct, fraud or a knowing violation of law. In addition, a director or officer is entitled to a presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation, and is not individually liable unless that presumption is found by a trier of fact to have been rebutted. As a stockholder, even a controlling stockholder, each of Messrs. LoCascio and Schoenfeld is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Because Messrs. LoCascio and Schoenfeld hold their economic interest in our business through Greenlane Holdings, LLC, rather than through the public company, they may have conflicting interests with holders of shares of our Class A common stock. For example, Messrs. LoCascio and Schoenfeld may have different tax positions from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions — The Transactions — Tax Receivable Agreement.” In addition, the significant ownership of Messrs. LoCascio and Schoenfeld in us and their resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.

Under certain circumstances, redemptions of Common Units by Members will result in dilution to the holders of our Class A common stock.

Redemptions of Common Units by Members in accordance with the terms of the Greenlane Operating Agreement will result in a corresponding increase in our membership interest in Greenlane Holdings, LLC, an increase in the number of shares of Class A common stock outstanding and a decrease in the number of shares of Class B common stock or Class C common stock outstanding. In the event that Common Units are exchanged at a time when Greenlane Holdings, LLC has made cash distributions to Members, including our company, and we have accumulated such distributions and neither reinvested them in Greenlane Holdings, LLC in exchange for additional Common Units nor distributed them as dividends to the holders of our Class A common stock, the holders of our Class A common stock would experience dilution with respect to such accumulated distributions.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Members that will not benefit Class A common stockholders to the same extent as it will benefit the Members.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Members that will not benefit the holders of our Class A common stock to the same extent as it will benefit the Members. The Tax Receivable Agreement provides for the payment by us to the Members of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (1) the increases in the tax basis of assets of Greenlane Holdings, LLC resulting from any redemptions or exchanges of Common Units from the Members as described under “Certain Relationships and Related Party Transactions — The Transactions — Greenlane Operating Agreement — Common Unit Redemption Right” and (2) certain other tax benefits related to our making payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions — The Transactions — Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

In certain cases, payments under the Tax Receivable Agreement to the Members may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, (i) we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) if we elect to terminate the Tax Receivable Agreement early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the Members under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each Member that directly or indirectly owns at least 10% of the outstanding Common Units. We will not be reimbursed for any cash payments previously made to the Members under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a Member are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a Member will be netted against any future cash payments that we might otherwise be required to make to such Member under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a Member for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, payments could be made under the Tax Receivable Agreement in excess of the tax savings that we realize in respect of the tax attributes with respect to a Member that are the subject of the Tax Receivable Agreement.

Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results.

We are subject to taxes by the U.S. federal, state, local and foreign tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. We record tax expense based on our estimates of future earnings, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these matters. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	changes in tax laws, regulations or interpretations thereof; or

●	future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in valuation allowances, deductibility of certain items, or by changes to existing accounting rules or regulations. Further, tax legislation may be enacted in the future which could negatively impact our current or future tax structure and effective tax rates. We may be subject to audits of our income, sales, and other transaction taxes by U.S. federal, state, local, and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of Greenlane Holdings, LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

As the sole manager of Greenlane Holdings, LLC, we will control and operate Greenlane Holdings, LLC. On that basis, we believe that our interest in Greenlane Holdings, LLC is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Greenlane Holdings, LLC, our interest in Greenlane Holdings, LLC could be deemed an “investment security” for purposes of the 1940 Act.

We and Greenlane Holdings, LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

We will be a controlled company within the meaning of the Nasdaq Marketplace Rules, and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of this offering, the Founder Members will control more than 50% of our combined voting power. As a result, we will be considered a “controlled company” within the meaning of the Nasdaq Marketplace Rules.

As a controlled company, we will be exempt from certain Nasdaq Marketplace Rules, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish a Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While we intend to have a majority of independent directors, our compensation and nominating and corporate governance committees may not consist entirely of independent directors. Accordingly, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Marketplace Rules.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our Class A common stock. Such a de-listing would likely have a negative effect on the price of our Class A common stock and would impair your ability to sell or purchase our Class A common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but our Class A common stock may not be listed again, stabilize the market price or improve the liquidity of our Class A common stock, prevent our Class A common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq Marketplace Rules.

Risks Related to this Offering and Ownership of Our Class A Common Stock

The initial public offering price of our Class A common stock may not be indicative of the market price of our Class A common stock after this offering. In addition, an active trading market for our Class A common stock may not develop or be maintained, and our stock price may be volatile.

Prior to this offering, our Class A common stock was not traded on any market. While our Class A common stock has been approved for listing on Nasdaq, an active trading market for our Class A common stock may not develop or be maintained. Active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock. The initial public offering price of our Class A common stock has been negotiated between us and representatives of the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our Class A common stock after this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price paid by you in this offering. The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	strategic actions by our competitors or our suppliers;

●	product recalls or product liability claims;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	liquidity and activity in the market for our Class A common stock;

●	speculation in the press or investment community;

●	sales of our Class A common stock by us or other stockholders, or the perception that such sales may occur;

●	changes in accounting principles;

●	additions or departures of key management personnel;

●	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

●	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in our industry or target markets;

●	investors’ general perception of us and the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	actions by our stockholders; and

●	domestic and international economic, legal and regulatory factors.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

The reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors, potentially decreasing our stock price.

For as long as we continue to be an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Investors may find our Class A common stock less attractive because we may rely on these exemptions, which include but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) enacted on April 5, 2012 provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected not to use the extended transition period for complying with any new or revised financial accounting standards. Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If investors find our Class A common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our Class A common stock and our stock price may be more volatile or decrease.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition. As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act (“SOX”). The cost of complying with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, will be required to hire additional staff and need to continue to provide effective management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In connection with becoming a public company, we recently obtained directors’ and officers’ insurance coverage, which will increase our annual insurance costs. In the future, it may be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members to our board of directors in the future, particularly to serve on our audit committee, and qualified executive officers.

As an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX (and rules and regulations of the SEC thereunder, which we refer to as Section 404) and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We will remain an “emerging growth company” for up to five years, although we may cease to be an “emerging growth company” earlier under certain circumstances. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

New investors purchasing our Class A common stock will experience immediate and substantial dilution.

Our initial public offering price is substantially higher than the book value per share of our Class A common stock. If you purchase Class A common stock in this offering, you will incur immediate dilution of approximately $14.12 in net tangible book value per share of Class A common stock. In addition, the number of shares available for issuance under our 2019 Equity Incentive Plan will increase annually without further board of directors or stockholder approval. Investors will incur additional dilution upon the exercise of stock options and warrants. See “Dilution.”

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

While our predecessor, Greenlane Holdings, LLC, as a pass-through entity for tax purposes, has historically made distributions to members for tax purposes, we do not anticipate paying cash dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if you sell our Class A common stock after our stock price appreciates.

Future sales of our Class A common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

Subject to certain limitations and exceptions, the Members of Greenlane Holdings, LLC may redeem their Common Units for shares of Class A common stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then sell those shares of Class A common stock. Additionally, we may issue additional shares of Class A common stock or convertible securities in subsequent public offerings. After the completion of this offering, we will have 10,447,776 outstanding shares of Class A common stock, 5,925,400 outstanding shares of Class B common stock and 76,630,473 outstanding shares of Class C common stock. This number includes 1,650,000 shares of Class A common stock that the selling stockholders are selling in this offering if the underwriters’ option to purchase additional shares is fully exercised, which may be resold immediately in the public market, as well as 3,547,776 shares of Class A common stock that will be issued upon the automatic share settlement of the Convertible Notes. Following the completion of this offering, the Founder Members will own shares of Class C common stock, which will be exchangeable for 26,317,323 shares of Class A common stock, in connection with a redemption of the corresponding Common Units, representing approximately 62.8% of our total outstanding common stock (or 25,543,491 shares of Class C common stock, which will be exchangeable for shares of Class A common stock in connection with a redemption of the corresponding Common Units, representing approximately 60.9% of our total outstanding common stock if the underwriters’ option to purchase additional shares is exercised in full). In addition, following the completion of this offering, the Non-Founder Members will own 6,051,568 shares of Class B common stock (including 435,968 shares subject to vesting), which will be exchangeable for 6,051,568 shares of Class A common stock in connection with a redemption of the corresponding Common Units, representing approximately 14.4% of our total outstanding Class A common stock (or 5,925,400 shares of Class B common stock, which will be exchangeable for 5,925,400 shares of Class A common stock, in connection with a redemption of the corresponding Common Units, representing approximately 14.1% of our total outstanding Class A common stock if the underwriters’ option to purchase additional shares from the selling stockholders is exercised in full). All such shares are restricted from immediate resale under the federal securities laws and are subject to the lock-up agreements between such parties and the underwriters described in “Underwriting,” but may be sold into the market in the future. We will be party to a registration rights agreement between us and the Members, which will require us to effect the registration of their shares in certain circumstances no earlier than the expiration of the lock-up period contained in the Underwriting Agreement entered into in connection with this offering. See “Shares Eligible for Future Sale” and “Certain Relationships and Related Party Transactions — The Transactions — Registration Rights Agreement.”

We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.

Our executive officers and directors and our significant stockholders, including all of the Members and the holders of shares of Class A common stock issued upon the conversion of the Convertible Notes, have entered into lock-up agreements with respect to their Class A common stock, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. The underwriters at any time and without notice, may release all or any portion of the Class A common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreement are waived, then Class A common stock will be available for sale into the public markets, which could cause the market price of our Class A common stock to decline and impair our ability to raise capital.

If securities analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our stock will depend in part on the research and reports that securities or industry analysts publish about us or our industry. We currently do not, and in the future may not, have research coverage by securities analysts. If no securities analysts commence coverage of our company, the trading price for our stock could be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price could decline as a result. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

The terms and covenants relating to our existing credit facility could adversely impact our financial performance and liquidity.

Our existing credit facility contains covenants requiring us to, among other things, provide financial and other information reporting and to provide notice upon the occurrence of certain events affecting our company or our business. These covenants also place restrictions on our ability to incur additional indebtedness, make investments and loans, and enter into certain transactions, including selling assets, engaging in mergers or acquisitions, or engaging in transactions with affiliates. If we fail to satisfy one or more of the covenants under our credit facility, we would be in default thereunder, and may be required to repay such debt with capital from other sources or otherwise not be able to draw down against our line of credit. Under such circumstances, due to the industry in which we operate, we may have difficulty in locating another commercial lender that would be willing to extend credit to our company, and other sources of capital may not be available to us on reasonable terms or at all.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we will be required to evaluate our internal controls over financial reporting. Furthermore, at such time as we cease to be an “emerging growth company,” as more fully described in these Risk Factors, we shall also be required to comply with Section 404. At such time we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

We have broad discretion in the use of proceeds from this offering.

The net proceeds of this offering will be allocated to additions and improvements to our internal infrastructure, the implementation of various sales and marketing initiatives, and to general corporate purposes, including the potential acquisitions of complementary products, technologies and businesses. Within those categories, our board of directors and management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly investors in this offering will need to rely upon the judgment of our board of directors and our management with respect to the use of proceeds with only limited information concerning our specific intentions.

Anti-takeover provisions in our certificate of incorporation and amended and restated bylaws and Delaware law could discourage a takeover.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that might enable our management to resist a takeover. These provisions include:

●	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

●	advance notice requirements applicable to stockholders for matters to be brought before a meeting of stockholders and requirements as to the form and content of a stockholder’s notice;

●	restrictions on the transfer of our outstanding shares of Class B common stock and Class C common stock, which shares will represent 89.9% of the voting rights of our capital stock following this offering, or 88.8% of the voting rights if the underwriters exercise in full their option to purchase additional shares of Class A common stock;

●	a supermajority stockholder vote requirement for amending certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws;

●	the inability of our stockholders to act by written consent;

●	a requirement that the authorized number of directors may be changed only by resolution of the board of directors;

●	allowing all vacancies, including newly created directorships, to be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, except as otherwise required by law;

●	limiting the forum for certain litigation against us to Delaware; and

●	limiting the persons that can call special meetings of our stockholders to our board of directors or the chairperson of our board of directors.

These provisions might discourage, delay or prevent a change in control of our company or a change in our board of directors or management. The existence of these provisions could adversely affect the voting power of holders of Class A common stock and limit the price that investors might be willing to pay in the future for shares of our Class A common stock. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. See “Description of Capital Stock.”

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock can be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

Our amended and restated certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, other than any action or proceeding that, under applicable law, may only be commenced or prosecuted in another forum, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our amended and restated certificate of incorporation or bylaws (iv) any action to interpret apply, enforce or determine the validity of our amended and restated certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.